Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2011 FINANCIAL RESULTS

OCC Achieves Highest Net Sales in Company’s History

ROANOKE, VA, January 26, 2012 – Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2011.

OCC’s consolidated net sales for fiscal year 2011 were $73.3 million – the highest in the Company’s history and exceeding the previous record for annual net sales set just last year.

The Company’s consolidated net sales of $19.7 million during the fourth quarter of fiscal 2011 were also record setting.

Fourth Quarter 2011 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2011 increased 6.5% to $19.7 million, compared to net sales of $18.5 million for the comparable period in fiscal year 2010. The growth in net sales was achieved over a broad customer base and product mix, and included continued increases in the Company’s specialty markets.

Optical Cable Corp. – Fourth Quarter 2011 Earnings Release

OCC achieved increased net sales growth both in the United States and internationally during the fourth quarter of fiscal 2011, compared to the same period last year. Net sales to customers in the United States increased 3.4% and net sales to customers outside of the United States increased 17.7%.

Gross profit increased 3.5% to $7.4 million in the fourth quarter of fiscal 2011, compared to $7.2 million in the fourth quarter of fiscal 2010. Gross profit margin, or gross profit as a percentage of net sales, decreased to 37.7% in the fourth quarter of fiscal 2011 from 38.8% in the fourth quarter of fiscal year 2010.

OCC recorded net income attributable to the Company of $236,000 or $0.04 per basic and diluted share, for the fourth quarter of fiscal year 2011, compared to proforma1 net income attributable to OCC of $808,000, or $0.13 per basic and diluted share for the fourth quarter of 2010 when excluding the impact of a non-cash, non-recurring, reduction of goodwill impairment.

Fiscal Year-to-Date 2011 Financial Results

Consolidated net sales increased 8.6% to $73.3 million in fiscal year 2011, compared to $67.5 million in fiscal year 2010. The increase in net sales is due primarily to the increase in net sales of the Company’s fiber optic cable products and applied interconnect systems products. Net sales to customers in the United States increased 12.2% during fiscal year 2011 compared to fiscal year 2010, while net sales to customers located outside of the United States decreased 1.2%.

Gross profit increased 10.7% to $26.3 million in fiscal year 2011 from $23.8 million in fiscal year 2010. Gross profit margin for fiscal year 2011 increased slightly to 35.8% compared to 35.2% for fiscal year 2010.

For fiscal year 2011, OCC recorded net income attributable to the Company of $666,000, or $0.11 per basic and diluted share, compared to a proforma1 net loss attributable to the Company of $153,000, or $0.03 per basic and diluted share during fiscal year 2010, excluding the non-recurring, non-cash impairment charge of $5.6 million, net, recorded to write-off the carrying value of goodwill associated with the acquisition of Applied Optical Systems, Inc. (“AOS”).

During fiscal year 2011, OCC generated positive cash flow from operating activities, with net cash provided by operating activities of $2.4 million. OCC also reduced its bank indebtedness and purchased and retired 183,025 shares of common stock, completing a previously announced plan to purchase and retire 325,848 shares. The Company also declared regular quarterly dividends to shareholders totaling $0.04 per share during the year.

[1]	See proforma net income (loss) reconciliation set forth in the financial tables and more fully described in note 1 to the financial tables included herein.

Optical Cable Corp. – Fourth Quarter 2011 Earnings Release

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “We are pleased to report record net sales for the second year in a row and improved financial results for fiscal year 2011, despite ongoing global economic weakness. Our improved financial performance reflects the successful execution of our strategy to provide customers integrated solutions from a broad offering of fiber optic and copper data communication cabling and connectivity products. While we have taken great strides forward, the OCC team remains focused on maximizing growth opportunities and on improving operating efficiencies and controlling costs.”

Mr. Wilkin added, “During fiscal 2011, we further strengthened our balance sheet by reducing bank indebtedness, and continued to return capital to shareholders through our regular quarterly dividend, which we recently increased by 50 percent. Looking ahead, we are confident OCC is exceptionally well positioned in our targeted markets, enabling us to compete more effectively and to deliver positive financial results and enhanced value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call later today at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through February 2, 2012 by dialing (800) 585-8367 or (404) 537-3406, pass code 42643580. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Optical Cable Corp. – Fourth Quarter 2011 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2011	2010	2011	2010

Net sales	$19,667	$18,464	$73,339	$67,506
Cost of goods sold	12,253	11,298	47,048	43,746

Gross profit	7,414	7,166	26,291	23,760

SG&A expenses	6,880	6,028	25,169	24,268
Royalty income, net	(138)	(309)	(783)	(1,233)
Amortization of intangible assets	108	146	431	587
Impairment of goodwill	—	(666)	—	5,580

Income (loss) from operations	564	1,967	1,474	(5,442)

Interest expense, net	(145)	(157)	(620)	(542)
Other, net	(14)	(3)	1	65

Other expense, net	(159)	(160)	(619)	(477)

Income (loss) before income taxes	405	1,807	855	(5,919)

Income tax expense	224	455	398	91

Net income (loss)	$181	$1,352	$457	$(6,010)

Net loss attributable to noncontrolling Interest	(55)	(122)	(209)	(277)

Net income (loss) attributable to OCC	$236	$1,474	$666	$(5,733)

Net income (loss) per share attributable to OCC: Basic and diluted	$0.04	$0.23	$0.11	$(0.95)

PROFORMA net income (loss) attributable to OCC, EXCLUDING impairment of goodwill (1)		$808		$(153)

PROFORMA net income (loss) per share attributable to OCC, EXCLUDING impairment of goodwill: Basic and diluted (1)		$0.13		$(0.03)

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Optical Cable Corp. – Fourth Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (continued)

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2011	2010	2011	2010

Weighted average shares outstanding:
Basic and diluted	6,302	6,388	6,305	6,015

Cash dividends declared per common share	$0.01	$0.01	$0.04	$0.01

(1)	Proforma net income (loss) attributable to OCC and proforma net income (loss) per share attributable to OCC are calculated by excluding the non-cash, non-recurring net impairment of goodwill charge of $5.6 million associated with the acquisition of Applied Optical Systems, Inc. (“AOS”) that was recorded during fiscal year 2010 from the Company’s net loss attributable to OCC as reported for the fiscal year ended October 31, 2010. The goodwill impairment charge of $5.6 million consists of (i) a $6.2 million goodwill impairment charge recognized during the second quarter of fiscal year 2010 and (ii) a $666,000 reversal of the goodwill charge associated with a purchase accounting adjustment recognized during the fourth quarter of fiscal year 2010. The purchase accounting adjustment made during the fourth quarter was primarily the result of the Company’s adjustment to the valuation of certain deferred tax assets acquired in the purchase of AOS, and is not a result of a re-evaluation of the goodwill impairment recorded during the second quarter of fiscal year 2010. There is no tax benefit associated with the goodwill impairment charge, as it is considered a non-deductible permanent item for tax purposes. Accordingly, there is no change to the tax expense as reported for fiscal year 2010 in determining the proforma net loss and net loss per share.

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Optical Cable Corp. – Fourth Quarter 2011 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2011	October 31, 2010
Cash	$1,092	$2,522
Trade accounts receivable, net	10,798	10,660
Inventories	16,497	14,423
Other current assets	3,136	3,062

Total current assets	31,523	30,667
Non-current assets	13,422	14,624

Total assets	$44,945	$45,291

Current liabilities	$8,197	$7,762
Non-current liabilities	9,025	9,949

Total liabilities	17,222	17,711
Total shareholders’ equity attributable to OCC	28,209	27,857
Noncontrolling interest	(486)	(277)

Total shareholders’ equity	27,723	27,580

Total liabilities and shareholders’ equity	$44,945	$45,291

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